Top One Business Centre Room L

Office Lease Agreement

Top One Business Centre Office Lease Agreement

The Leasing Agreement is made

Between Top One Business Centre Limited (hereinafter referred to as "Landlord")

And WU, HSIU-CHUAN (hereinafter referred to as "Tenant")

Tenant’s Guarantor: (hereinafter referred to as "Guarantor")

The Landlord shall let and the Tenant shall take the Premises for the Term and at the Rent as more particularly described in this agreement and both parties agree to observe and perform the terms and conditions as follow:

ARTICLE 1: The location of the premise: Rm. 1L, 9F., No.910, Sec. 2,Taiwan Blvd., Xitun Dist., Taichung City 407, Taiwan (R.O.C.)

ARTICLE 2: Both the Landlord and the Tenant agreed the lease term will be: 0.5 year. The leased premise is for office purpose only.

2017.12.1 -2018.5.31. 6 months in total.

ARTICLE 3: Rental (Included the specified time to use air-conditioner) monthly rental: NT$9,500(included tax, two sets of office table and chairs and movable-cupboard), the tenant should pay the rental without any excuse for delay. Charges for water, public internet expense and management fee shall be the responsibilities of the Landlord.

ARTICLE 4: The rental shall be due and payable before the fifth day of each calendar month and pay one-month rental each time.

Section 1. Bank Transfer

The Tenant shall pay the rental before the fifth day of each calendar month and provide the transfer slip or print the payment proof to the Landlord, except the first month rental which shall be paid upon the signed agreement to the Landlord (Cash or a demand cheque or transfer to the financial institution that the Landlord required)

Section 2. Cheque

The Tenant shall give 12 cheques for a year’s rental to the landlord, except for the first month which should be a demand cheque, other cheque will be cashed on the fifth day of each calendar month. Please Make check payable to Top One Business Centre Limited.

Section 3. Transfer Account

Top One Business Centre Limited

(Bank Code: 006) Taiwan Cooperative Bank Situn Branch

Account Number: 1173-717-227951

After the Landlord received the rental, a receipt will be sent to the Tenant.

ARTICLE 5: On the signing of this Agreement, the Tenant shall pay the Landlord a deposit (the “Deposit”) in an amount of NT$18,000, equivalent to the sum of two month’s rental. (Cash or a demand cheque or completed bank transfer)

ARTICLE 6: Upon expiry of the Agreement, the Tenant shall immediately vacate, re-convey the Premises to the Landlord in the condition which the Premises were first conveyed to the tenant and return the premises to the Landlord without any excuse for delay or any claims, except the Landlord would like to continually rent out this premise. If the Tenant fails to vacate and return the premises on time, the Tenant shall pay the Landlord the proportion of the Rental due and payable as of the date of the termination to the sum of five months’ rental. The Tenant and the Guarantor shall not have any objection.

ARTICLE 7: If the Tenant moved out during the leasing term, the Tenant shall not ask the Landlord to repay or compensation for removal and return the premises in the condition which the Premises were first conveyed. The Tenant shall not have any objection.

ARTICLE 8: The Tenant shall not assign, transfer, or sublease any of his rights to or interest in or obligations under this Agreement without the prior written approval of the Landlord.

ARTICLE 9: The Landlord shall not damage or revamp the leased premise, including the indoor and the outdoor area, including the ceiling, floor, wall, lamp, curtain, furniture and all electrical appliance.

Unless otherwise approved by the Landlord in advance, no improvement or construction of the Premises shall be made by the Tenant. The Tenant shall clean all the things in the premises and re-convey to the landlord in the condition which the Premises were first conveyed to the tenant.

When the equipment breaks down, the Tenant should tell the Landlord immediately and follow the Landlord’s instruction to handle and shall not take down or remove by your own. If the Tenant breaches, he should pay the book value of that equipment to the Landlord.

If the reason is do not have schedule maintenance through professional judgement, the landlord can ask the Tenant for the maintenance record. If the Tenant could not provide it or the breakdown is caused by the Tenant, The Tenant should pay for the repair fees.

ARTICLE 10: Tenant shall use the leased premises for the purposes of conducting the business activities of illegal usage (such as illegal financial business, Telemarketing, gambling, network computer room or harmful activities) and no storage of any dangerous articles that affect public safety is allowed. If there is any violation of public safety, the Tenant shall take all the responsibilities.

ARTICLE 11: The Tenant shall maintain the premises as a good administrator. In the event of breaching of this rule, the Tenant shall indemnify for any damage done to the premises, except for the natural disasters. If the premise need to make improvements because of natural factors, the Landlord shall pay for it.

ARTICLE 12: The Tenant shall follow the tenant’s instruction. Pets are not permitted in the leased area. In the event of breaching of this rule, the Tenant shall indemnify to the Landlord’s loss. If the Landlord is suspected of litigation, the fees that including litigation costs and counsel fee should be paid by the Tenant.

ARTICLE 13: Charges for water, management fee and electricity, shall be the responsibilities of the Landlord. Sales tax, electricity, internet fee, postage, fax, printing and copy fee shall be responsible of the Tenant. The Tenant agreed to pay the Landlord electricity, fax, printing and copy fee. (the calculation way will be followed the user instruction.)

When the agreement is expired or terminated, the Tenant agreed to pay all the outstanding payment to the Landlord and let the Landlord to deduct it from the deposit.

When the Tenant has moved out and there be any remains (such as equipment, tool, documents, food, rubbish), the remains will be regarded as waste and disposed by the Landlord and the related handling fee will be paid by the Tenant. The Tenant shall not have any objection.

In the event of breaching of any rule or damage the premise, the Tenant does not correct it before the deadline set by the Landlord and make the Landlord suffered any loss, the Tenant should compensate the Landlord.

ARTICLE 14: In the event of any party breach of any of his obligations under this Agreement, the Landlord has the right to get back the premise and would not be responsible any loss of the Tenant.

ARTICLE 15: In the event of the Tenant’s breach of any of his obligations under this Agreement, including, without limitation, the Tenant’s failure to pay Rentals for two calendar months during the Term, the Landlord can terminate the agreement and the Tenant will automatically give up all the deposit as a penalty payment.

ARTICLE 16: When one party wants to terminate the agreement before the expiry of agreement, it can only be effective after getting the other party’s consent. If the Tenant wants to move out and terminate the agreement, the Tenant shall pay 2month’s rental to the Landlord as indemnify with no objection.

ARTICLE 17: Other particulars

Section 1: The Tenant shall agree to observe and perform the terms and conditions before signed this lease agreement.

Section 2: Both parties agree that any and all disputes arising from this Agreement shall be finally adjudicated upon by the Taichung District Court shall be the court of competent jurisdiction for the first instance.

Section 3: The equipment list and equipment price list that were signed when the Tenant moved in shall be the standard list that the Tenant needs to return when the expiry of the agreement.

Section 4: The Tenant shall inform the Landlord before the expiry of the Term by notice to this effect one month before. No notice received will mean the Tenant agreed to renew.

Section 5: This lease agreement does not include company incorporation and registry service. If the Tenant finds the Landlord to provide company incorporation service and paid the corresponding expense, the Landlord shall assist on the application. If the Tenant does not have the qualification to apply, the Landlord would not refund the amount that received from the Tenant.

Section 6: Both the Landlord and Tenant agreed the electricity fee, fax fee, copy and printing fee will increase if the price level or electricity price increased. After the lease agreement is expired or terminated, the Landlord and Tenant shall adjust the agreed rental if both want to renew the agreement.

Section 7: This agreement is in duplicate; each contracting party shall retain one copy. The agreement executed on the date upon signed by both parties.

Section 8: If there is any conflict between the English version and the Chinese version in this Agreement, the Chinese version shall prevail.

Contract Person:

The Landlord: Top One Business Centre Limited

Signing with a stamp:/s/ Top One Business Centre Limited

Company number: 60250234

Tel: 04-23161966

Contact person: Kuo Hsien Kai 0939700930

The Tenant:

Signing with a stamp: /s/WU, HSIU-CHUAN

ID card number: 58127815

Permanent address: Rm. 3, 9F., No.910, Sec. 2, Taiwan Blvd., Xitun Dist., Taichung City 407, Taiwan (R.O.C.)

Tel: 0987255588 Email: Line:

Contact Person ID (attached the front and back copy):

The Guarantor:

Signing with a stamp:

ID card number:

Permanent address:

Tel: Date: